UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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SAFETY COMPONENTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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SAFETY COMPONENTS INTERNATIONAL, INC.
CORPORATE CENTER
41 STEVENS STREET
GREENVILLE, SOUTH CAROLINA 29605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 14, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safety Components International, Inc. (the “Company”) will be held at 12:30 p.m., local time, on Tuesday, October 14, 2003, at the Hilton Greenville, 45 West Orchard Park Drive, Greenville, South Carolina 29615, for the following purposes:

1.	To elect two Class II Directors of the Company, each to hold office for a term expiring at the Annual Meeting of Stockholders occurring in 2006 and until the election and qualification of his or her successor.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 27, 2004.

3.	To transact such other business as may properly come before the meeting.

     Only holders of record of the Company’s Common Stock at the close of business on September 3, 2003 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such stockholders may vote in person or by proxy.

     STOCKHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Brian P. Menezes
Secretary

Greenville, South Carolina
September 12, 2003

SAFETY COMPONENTS INTERNATIONAL, INC.
CORPORATE CENTER
41 STEVENS STREET
GREENVILLE, SOUTH CAROLINA 29605

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Safety Components International, Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held at 12:30 p.m., local time, on Tuesday, October 14, 2003, at the Hilton Greenville, 45 West Orchard Park Drive, Greenville, South Carolina 29615, and at any adjournment thereof. The purposes of the meeting are:

1.	To elect two Class II Directors of the Company, each to hold office for a term expiring at the Annual Meeting of Stockholders occurring in 2006 and until the election and qualification of his or her successor.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 27, 2004.

3.	To transact such other business as may properly come before the meeting.

     If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) FOR the election as Class II Directors of the nominees of the Board of Directors named below, and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 27, 2004. Shares represented by proxy cards in the accompanying form shall also be voted in the discretion of the persons named in the proxy card on any other proposals that properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, or by the vote of the stockholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is September 17, 2003.

VOTING

     Holders of record of Common Stock on September 3, 2003 will be entitled to vote at the Annual Meeting or any adjournment thereof. A majority of outstanding shares as of the record date will constitute a quorum for the transaction of business. As of September 3, 2003, there were 4,959,678 shares of Common Stock outstanding and entitled to vote. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting.

     The favorable vote of a plurality of the votes of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is necessary to elect the nominees for the Class II Directors of the Company, and the favorable vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is necessary to ratify the appointment of the auditors. Abstentions are counted as a vote against the proposals being considered, except for the election of directors as to which they will have no effect. Broker non-votes will have no effect on the outcome of the proposals.

     The Board of Directors recommends a vote FOR each of the proposals set forth above and described below.

ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, two of which currently have two directors and one of which currently has one director. At this year’s Annual Meeting, the terms of the two Class II Directors, Ben E. Waide III and Carroll R. Wetzel, Jr., will expire. The Board of Directors has nominated each of these individuals for re-election at the Annual Meeting, to serve for a three year term expiring at our Annual Meeting in 2006 and until their successors have been duly elected and qualified.

     Each of the director-nominees and each of the incumbent directors has been serving as a director of the Company since October 11, 2000 (the “Emergence Date”), the date the Company and certain of its domestic subsidiaries emerged from their pre-arranged cases under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”) pursuant to the plan of reorganization (as amended, the “Plan of Reorganization”) confirmed by the U.S. District Court for the State of Delaware (the “Bankruptcy Court”) on August 31, 2000. Each nominee has indicated his willingness to continue to serve if elected.

     Unless authority to do so is withheld, the persons named in the accompanying proxy will vote the shares represented thereby for the above-named nominees. While it is not anticipated that the nominees will be unable to serve, if either of the nominees should be unable to act as a director, the persons named in the accompanying proxy may vote for any substitute nominee proposed by the Board of Directors (unless authority to vote for the election of the director is withheld).

Information Regarding Nominees and Continuing Directors

     The names, ages, and principal occupations of the nominees for election as Class II Directors at the Annual Meeting and of the incumbent Class I and Class III Directors are provided below.

Class II Directors
(To Continue in Office Until 2006 Annual Meeting)

     BEN E. WAIDE III. Age 64. Mr. Waide has served as a Director of the Company since the Emergence Date. Since 1998, Mr. Waide has served as an Executive Consultant to E.I. du Pont de Nemours and Company — DuPont Safety Resources, a global workplace consulting firm. From 1995 to 1998, Mr. Waide was Chairman and Chief Executive Officer of Atlantic Aviation Corporation, an aircraft maintenance management services company. Mr. Waide served as General Manager of the Films Division of E.I. du Pont de Nemours and Company from 1990 to 1995.

     CARROLL R. WETZEL, JR. Age 60. Mr. Wetzel has served as Chairman of the Board of the Company since the Emergence Date. From 1988 to 1996, Mr. Wetzel was a Managing Director with the Mergers and Acquisition Group of Chemical Bank/Chase Manhattan. Prior to that, from 1981 to 1988, he was a Managing Director in Smith Barney’s Mergers and Acquisitions Group. From 1976 to 1981, he worked as an investment banker with Dillon, Read

& Co. Inc. Mr. Wetzel also serves on the Board of Directors of Laidlaw International, Inc., a publicly traded company.

Incumbent Class I Directors
(With a Term Expiring at 2005 Annual Meeting)

     ANDY GOLDFARB. Age 56. Mr. Goldfarb has served as a Director of the Company since the Emergence Date. From 1985 until March 2000, Mr. Goldfarb served as Chairman, President and Chief Executive Officer of HCC Industries, the world’s largest independent hermetic sealing operation. From 1976 to 1985, Mr. Goldfarb served HCC Industries in various operational and financial positions, including Chief Operating Officer.

     W.     ALLAN HOPKINS. Age 64. Mr. Hopkins has served as a Director of the Company since the Emergence Date. From 1998 until August 2000, Mr. Hopkins served as President and Chief Executive Officer of Atlas Steels Inc., a producer and seller of stainless and specialty steel products. From 1993 to 1996, Mr. Hopkins served as President and Chief Executive Officer of Algoma Steel Inc., a manufacturer and marketer of steel products. From 1984 to 1992, Mr. Hopkins served in various capacities including Senior Vice President, Vice President of Sales and Vice President and General Manager of Stelpipe, Inc., a subsidiary of Stelco, Inc., Canada’s largest steel producer.

Incumbent Class III Director
(With a Term Expiring at 2004 Annual Meeting)

     JOHN C. COREY. Age 55. Mr. Corey has served as President, Chief Executive Officer and Director of the Company since the Emergence Date. Prior to that, he had served as President, Chief Operating Officer and Director of the Company since March 1999. Mr. Corey served as President of Stanley Mechanics Tools, Inc., a division of The Stanley Works, a company engaged in the business of manufacturing and distributing mechanics hand tools, from September 1996 to March 1999, where he was responsible for worldwide operations. Prior to that, Mr. Corey served as an independent consultant while attending to personal business from December 1995 to August 1996, and as President of Allied Signal North American Aftermarket, a division of Allied Signal, Inc., a company engaged in the business of automotive components, from September 1994 to November 1995. From 1984 to 1994, Mr. Corey served in various positions for Moog Automotive, Inc., a company engaged in the business of manufacturing and distributing automotive steering and suspension parts, most recently as the President of the Steering and Suspension Division. Mr. Corey has over 15 years of experience in management and manufacturing in the automotive industry.

Meetings and Committees of the Board of Directors

     During the fiscal year ended March 29, 2003, the Board of Directors met twelve times. Each of the current directors attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committee(s) on which he served. The Board of Directors does not have a standing nominating committee.

     The Board of Directors currently has two standing committees: an Audit Committee and a Compensation Committee.

     The Audit Committee, which met eight times during the fiscal year ended March 29, 2003, is currently comprised of Messrs. Hopkins, Waide and Wetzel. The general functions of the Audit Committee include selecting the independent auditors (or recommending such action to the Board of Directors), evaluating the performance of the independent auditors and their fees for services, reviewing the scope of the annual audit with the independent auditors and the results of the audit with management and the independent auditors, consulting with management and the independent auditors as to the systems of internal accounting controls, and reviewing the non-audit services performed by the independent auditors and considering the effect, if any, on their independence. Each member of the Audit Committee meets the definition of independence as set forth under Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

     The Compensation Committee, which also acts as a Stock Option Committee, met eight times during the fiscal year ended March 29, 2003, and is currently comprised of Messrs. Goldfarb, Waide and Wetzel. The general functions of the Compensation Committee include approval (or recommendation to the Board of Directors) of the compensation arrangements for senior management, directors and other key employees and review of benefit plans in which officers and directors are eligible to participate. The general function of the Stock Option Committee includes a periodic review of the equity compensation plans of the Company and the grants under such plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the following table and notes set forth certain information, to the knowledge of the Company, regarding the beneficial ownership of the Common Stock as of September 3, 2003, by all persons known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director of the Company, by each of the Named Executives (as defined herein) and by all directors and executive officers of the Company as a group. Except as otherwise indicated, to the knowledge of the Company, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock (1)

Putnam, LLC (and related parties) (“Putnam”)	1,381,925	27.9%
One Post Office Square
Boston, MA 02109
CSFC Wayland Advisors Inc. (and related parties) (“Wayland”)	1,285,191	25.9%
12700 Whitewater Drive
Minnetonka, MN 55343
SunAmerica Investments (and related parties) (“SunAmerica”)	1,444,972	29.1%
1 Sun America Center
Los Angeles, CA 90067

Officers and Directors
John C. Corey (2)	188,915	3.7%
Andy Goldfarb (2)	10,000	*
W. Allan Hopkins (2)	10,000	*
Ben E. Waide III (2)	10,000	*
Carroll R. Wetzel, Jr. (2)	13,347	*
Brian P. Menezes (2)	84,000	1.7%
Stephen B. Duerk (2)	78,169	1.6%
Vick Crowley (2)	6,367	*

All executive officers and directors as a group	400,798	7.5%
(consisting of 8 individuals)

*	Less than 1%.

(1)	Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock outstanding.

(2) Includes 188,800 shares for Mr. Corey, 10,000 shares each for Messrs. Goldfarb, Hopkins and Waide, 13,333 shares for Mr. Wetzel, 84,000 shares for Mr. Menezes, 78,166 shares for Mr. Duerk, and 6,367 shares for Mr. Crowley underlying currently exercisable stock options under the Option Plan (as defined below).

     Each of Putnam, Wayland and SunAmerica initially acquired their shares pursuant to the Plan of Reorganization, as confirmed by the Bankruptcy Court, effective as of the Emergence Date. The shares may be held on behalf of clients in a fiduciary capacity, as to which the named beneficial owner may exercise shared voting or dispositive power.

EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and all positions and offices with the Company held by the Company’s present executive officers.

Name	Age	Positions and Offices Presently Held

John C. Corey	55	Director, President and Chief Executive Officer
Brian P. Menezes	51	Vice President and Chief Financial Officer
Stephen B. Duerk	61	Vice President; President, North American Automotive
Vick Crowley	36	Treasurer

     Executive officers are appointed by the Board and serve at the discretion of the Board. Following is information with respect to the Company’s executive officers who are not also directors of the Company:

     BRIAN P. MENEZES. Mr. Menezes has served as Vice President and Chief Financial Officer of the Company since September 1999. From October 1997 to September 1999, Mr. Menezes served as Vice President and General Manager of Odyssey Knowledge Solutions, Inc., a Canadian software and systems development company focused on web-based e-commerce and enterprise solutions. From January 1993 to June 1997, Mr. Menezes served as Vice President of Operations for Cooper Industries (Canada) Inc. Automotive Products (“Cooper”), the largest supplier in the Canadian automotive replacement parts market. From January 1993 to June 1995, Mr. Menezes also served as the Vice President of Finance of Cooper.

     STEPHEN B. DUERK. Mr. Duerk has served as President of the Company’s North American Automotive Group since April 1998 and as President of Safety Components Fabric Technologies, Inc., a wholly-owned subsidiary of the Company (“SCFTI”), since January 1998. From July 1997 to January 1998, Mr. Duerk served the Company as Co-Managing Director of SCFTI. Prior to the Company’s acquisition of the Air Restraint and Technical Fabrics Division of JPS Automotive L.P. in July 1997, Mr. Duerk had served JPS Automotive, L.P., a tier one supplier to the automotive industry of carpet and knit fabrics for headliner and body cloth, as Vice President of Air Restraint Fabrics in the Greenville, South Carolina facility, from October 1988. From 1965 to October 1988, Mr. Duerk served in various positions for JP Stevens & Co., Inc., a company engaged in the business of manufacturing industrial textiles, of which JPS Automotive, L.P. was a part until its restructuring in May 1998, most recently as the Vice President of the Industrial Synthetic Group.

     VICK CROWLEY. Mr. Crowley has served as Treasurer of the Company since August 2000. Prior to that, he had served as Assistant Treasurer with HomeGold Financial, Inc., of Greenville, South Carolina, a financial services firm, since 1995.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company for the Company’s fiscal year ended March 29, 2003 (each person appearing in the table is referred to as a “Named Executive”).

Summary Compensation Table

				Long Term
				Compensation
		Annual Compensation		Awards

				Securities
				Underlying	All Other
Name and		Salary	Bonus	Options/SARs	Compensation
Principal Position	Year	($)	($)	(#) (1)	($)

John C. Corey	2003	$325,000	$265,425	46,800	$41,978	(3)
President and Chief	2002	316,040	231,675	173,200	62,013	(4)
Executive Officer (2)	2001	306,827	318,039	0	35,105	(5)

Brian P. Menezes	2003	$200,450	$129,920	27,000	$28,125	(6)
Vice President and Chief	2002	191,824	123,985	75,000	32,969	(7)
Financial Officer	2001	185,380	188,903	0	17,085	(8)

Stephen B. Duerk	2003	$187,500	$102,988	21,500	$20,036	(9)
Vice President;	2002	182,000	80,223	71,000	12,495	(10)
President North American	2001	177,917	63,700	0	15,777	(11)
Automotive Group

Vick Crowley	2003	$105,000	$45,723	2,000	$12,667	(13)
Treasurer (12)	2002	100,471	39,250	5,700	5,674	(14)
	2001	67,418	30,200	0	2,813	(15)

(1)  Grants reflected for 2002 and 2003 are options under the Company’s 2001 Stock Option Plan (the “Option Plan”).

(2)  Mr. Corey joined the Company in March 1999 as its Chief Operating Officer. He became Chief Executive Officer on the Emergence Date.

(3)  Amount reflects $14,056 of life insurance premiums, a $14,400 automobile allowance, a $5,161 matching contribution under the Company’s 401(k) plan, $690 of group life insurance premiums, $4,158 of supplemental medical reimbursements, and $3,513 of membership dues.

(4)  Amount reflects $12,476 of life insurance premiums (which constitutes a gross-up amount to offset income tax exposure), a $14,400 automobile allowance, a $5,312 matching contribution under the Company’s 401(k) plan, $570 of long-term disability insurance premiums, $690 of group life insurance premiums, $9,516 of supplemental medical reimbursements, and $19,049 of membership dues.

(5)  Amount reflects $11,632 of life insurance premiums (which constitutes a gross-up amount to offset income tax exposure), a $14,400 automobile allowance, a $5,250 matching contribution under the Company’s 401(k) plan, $720 of long-term disability insurance premiums, $690 of group life insurance premiums, and $2,413 of supplemental medical reimbursements.

(6)  Amount reflects a $14,400 automobile allowance, a $4,706 matching contribution under the Company’s 401(k) plan, $269 of group life insurance premiums, and $8,750 of supplemental medical reimbursements.

(7)  Amount reflects $5,394 of life insurance premiums (which constitutes a gross-up amount to offset income tax exposure), a $13,500 automobile allowance, a $5,312 matching contribution under the Company’s 401(k) plan, $516 of long-term disability insurance premiums, $255 of group life insurance premiums, and $7,992 of supplemental medical reimbursements.

(8)  Amount reflects a $10,800 automobile allowance, a $5,250 matching contribution under the Company’s 401(k) plan, $666 of long-term disability insurance premiums, $244 of group life insurance premiums, and $125 of supplemental medical reimbursements.

(9)  Amount reflects a $6,000 automobile allowance, a $5,463 matching contribution under the Company’s 401(k) plan, $791 group life insurance premiums, $4,679 of supplemental medical reimbursements and $3,103 of membership dues.

(10)  Amount reflects a $6,000 automobile allowance, a $3,760 matching contribution under the Company’s 401(k) plan, $681 of group life insurance premiums, $1,356 of supplemental medical reimbursements, and $698 of membership dues.

(11)  Amount reflects a $6,000 automobile allowance, $3,876 of club dues, $659 of group insurance premiums, and $5,242 of supplemental medical reimbursements.

(12)  Mr. Crowley joined the Company in August 2000.

(13)  Amount reflects a $2,363 matching contribution under the Company’s 401(k) plan, $53 of group life insurance premiums, and $10,251 of supplemental medical reimbursements.

(14)  Amount reflects a $3,920 matching contribution under the Company’s 401(k) plan, $199 of long-term disability premiums, $49 of group life insurance premiums, and $1,506 of supplemental medical reimbursements.

(15)  Amount reflects a $1,789 matching contribution under the Company’s 401(k) plan, $155 of long-term disability premiums, $29 of group life insurance premiums, and $840 of supplemental medical reimbursements.

Stock Options

     The following table presents information concerning the options to purchase our Common Stock granted during the fiscal year ended March 29, 2003 to the Named Executives.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rate of
	Number of				Stock Price
	Securities	Percent of	Exercise		Appreciation
	Underlying	Total Options	or Base		for Option Term
	Options	Granted to	Price Per	Expiration
Name	Granted	Employees (1)	Share	Date	5%($)	10%($)

John C. Corey	46,800 (2)	29.7%	$6.71	10/31/2010	$163,332	$397,800
Brian P. Menezes	27,000 (2)	17.1%	6.71	10/31/2010	94,230	229,500
Stephen B. Duerk	21,500 (2)	13.7%	6.71	10/31/2010	75,035	182,750
Vick Crowley	2,000 (2)	1.3%	6.71	10/31/2010	6,980	17,000

(1)   Percentages based upon the total number of options granted to the employees of the Company during the fiscal year ended March 29, 2003.

(2)   Of the options granted, 1/3 were vested and exercisable as of April 1, 2003, 1/3 shall vest and become exercisable on April 1, 2004, and the remaining 1/3 shall vest and become exercisable on April 1, 2005, subject to accelerated vesting upon a change of control.

     The following table sets forth information with respect to the Named Executives concerning exercisable and unexercisable options held as of March 29, 2003. No options were in-the-money as of March 29, 2003, based on the last closing sales price of the Company’s Common Stock prior to March 29, 2003, of $5.75 per share.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of
	Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	March 29, 2003		March 29, 2003

Name	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

John C. Corey	131,066	88,934	$—	$—
Brian P. Menezes	59,000	43,000	—	—
Stephen B. Duerk	54,500	38,000	—	—
Vick Crowley	4,467	3,233	—	—

     The Company has one equity compensation plan, the Option Plan, that is a shareholder approved plan. As of March 29, 2003, the number of options outstanding and remaining available under the Option Plan were as indicated in the table below.

Equity Compensation Plan Information

	Number of securities
	to be issued upon	Weighted-average	Number of securities
	exercise of	exercise price of	remaining available
Plan category	outstanding options	outstanding options	for future issuance

Equity compensation plans approved by security holders	694,600	$8.20	205,400

Equity compensation plans not approved by security holders	—	—	—

Total	694,600		205,400

Employment Agreements

   Corey Agreement

     Mr. Corey currently serves as President and Chief Executive Officer pursuant to an employment agreement with the Company which became effective May 18, 2001 (with subsequent amendment as of June 27, 2001 with respect to certain deferred compensation arrangements) and replaced all prior agreements with Mr. Corey. The employment agreement provides for a base salary of $315,000 (increased to $338,000 in fiscal 2004), subject to increases at the discretion of the Board and the recommendations of the Compensation Committee. In addition to base salary, the employment agreement provides for an annual incentive bonus under the Company’s Management Incentive Plan or in accordance with a formula or other bonus plan to be established by the Compensation Committee for each fiscal year. It also provides, in the event of a Change of Control (as defined) while he is still employed with the Company or under certain circumstances following his termination of employment other than for Cause (as defined) or by reason of a Constructive Termination (as defined), he will be entitled to a one-time bonus of $961,400 at the time the Change of Control is consummated, provided it occurs within ten years following termination of his employment.

     Pursuant to the employment agreement, Mr. Corey received, upon execution, options to purchase 173,200 shares of Common Stock under the Option Plan. Such grant consisted of (i) Class A Options to purchase 110,000 shares at an exercise price equal to fair market value on the date of grant ($8.75 per share), two-thirds of which immediately vested, and the final third of which will vest on October 31, 2003, and (ii) Class B Options to purchase 63,200 shares of Common Stock at an exercise price equal to fair market value on the date of grant ($8.75 per share), vesting one-third on October 31, 2001, an additional one-third on October 31, 2002, and the final one-third on October 31, 2003. Because a Change of Control of the Company had not occurred by April 1, 2002, Mr. Corey received, pursuant to the employment agreement, a grant of Class C Options to purchase 36,800 additional shares of Common Stock (together with an additional grant of Class C Options to purchase another 10,000 shares of Common Stock not provided in the employment agreement) vesting over the next three anniversary dates of such grant. The exercise price for such Class C Options is the per share price determined to be the fair market value for the shares as of the date of the grant ($6.71 per share). All such options are subject to accelerated vesting in certain cases upon a Change of Control of the Company.

     If Mr. Corey’s employment is terminated by the Company other than by reason of death or Disability (as defined) or for Cause or if the employment agreement is terminated by him by reason of a Constructive Termination, the Company shall pay Mr. Corey a severance and non-competition payment equal to two times his base salary at the time of termination, payable in equal monthly installments over the next succeeding 24 months, plus 18 months of health care continuation payments; in the event such termination had occurred before October 31, 2001, then the foregoing 24 month period and corresponding dollar amount of severance and non-competition payment would have been increased by one month for each calendar month by which such termination preceded November 1, 2001. If Mr. Corey’s employment agreement is terminated by the Company in connection with a Change of Control and he is not offered a position with the acquirer with similar responsibilities or if he is initially offered and accepts the position with the acquirer, but is terminated without Cause within 12 months after accepting such position, then, in lieu of any other severance payment under his employment agreement, the Company shall pay Mr. Corey a severance and non-competition payment equal to two times his base salary at the time of termination in 24 equal monthly installments, plus 18 months of health care continuation payments; in the event such termination had occurred on or before October 31, 2001, then the foregoing 24 month period and corresponding dollar amount of severance and non-competition payment would have been increased by one month for each calendar month by which such termination preceded November 1, 2001. All cash payments and health care continuation payments shall cease in the event of competitive employment. Such payments shall be mitigated by 50% of “severance period earnings” in the event of non-competitive employment with annual compensation up to $100,000 and shall cease altogether in the event of such annual compensation exceeding $100,000.

   Menezes Agreement

     Mr. Menezes currently serves as Vice President and Chief Financial Officer pursuant to an employment agreement with the Company which became effective on May 18, 2001 (with subsequent amendment as of June 27, 2001 with respect to certain deferred compensation arrangements) and replaced all prior agreements with Mr. Menezes. The employment agreement provides for a base salary of $190,000 (increased to $208,500 in fiscal 2004), subject to increases at the discretion of the Board and the recommendations of the Compensation Committee. In addition to base salary, the employment agreement provides for an annual incentive bonus under the Company’s Management Incentive Plan or in accordance with a formula or other bonus plan to be established by the Compensation Committee for each fiscal year. It also provides that, in the event of a Change of Control (as defined) while he is still employed by the Company or under certain circumstances following his termination of employment other than for Cause (as defined) or by reason of a Constructive Termination (as defined), he will be entitled to a one-time bonus of $393,300 at the time the Change of Control is consummated, provided it occurs within ten years following termination of his employment.

     Pursuant to the employment agreement, Mr. Menezes received, upon execution, options to purchase 75,000 shares of Common Stock under the Company’s Option Plan. Such grant consisted of (i) Class A Options to purchase 45,000 shares at an exercise price equal to fair market value on the date of grant ($8.75 per share), two-thirds of which immediately vested, and the final third of which will vest on October 31, 2003, and (ii) Class B Options to purchase 30,000 shares of Common Stock at an exercise price equal to fair market value on the date of grant ($8.75 per share), vesting one-third on October 31, 2001, an additional one-third on October 31, 2002, and the final one-third on October 31, 2003. All such options are subject to acceleration in certain cases upon a Change of Control of the Company.

     If Mr. Menezes’ employment is terminated by the Company other than by reason of death or Disability (as defined) or for Cause or if the employment agreement is terminated by him by reason of a Constructive Termination, the Company shall pay Mr. Menezes a severance and non-competition payment equal to one and one half times his base salary at the time of termination, payable in equal monthly installments over the next 18 months, plus 18 months of health care continuation payments. If Mr. Menezes’ employment agreement is terminated by the Company in connection with a Change of Control and he is not offered a position with the acquirer with similar responsibilities or if he initially is offered and accepts a position with the acquirer, but is terminated without Cause within 12 months after accepting such position, then, in lieu of any other severance payment under this employment agreement, the Company shall pay Mr. Menezes a severance and non-competition payment equal to one and one half times his base salary at the time of termination in 18 equal monthly installments, plus 18 months of health care continuation payments. All cash payments and health care continuation payments shall cease in the event of competitive employment. Such payments shall be mitigated by 50% of “severance period earnings” in the event of non-competitive employment with annual compensation up to $50,000 and shall cease altogether in the event of such annual compensation exceeding $50,000.

   Duerk Agreement

     Mr. Duerk currently serves as Vice President of the Company and President of the North American Automotive Group pursuant to an employment agreement which became effective May 18, 2001 and replaced all prior agreements with Mr. Duerk. The employment agreement provided for an original base salary of $182,000 (increased to $193,130 in fiscal 2004), subject to increases at the discretion of the Board and the recommendations of the Compensation Committee. In addition to base salary, the employment agreement provides for an annual incentive bonus under the Company’s Management Incentive Plan or in accordance with a formula or other bonus plan to be established by the Compensation Committee in advance of each fiscal year.

     If Mr. Duerk’s employment is terminated by the Company other than by reason of death or Disability (as defined) or for Cause (as defined) or if the employment agreement is terminated by him by reason of a Constructive Termination (as defined), the Company will pay Mr. Duerk a severance and non-competition payment equal to one and one half times his base salary at the time of termination, payable in equal monthly installments over the next succeeding 18 months, plus 18 months of health care continuation payments. If Mr. Duerk’s employment agreement is terminated by the Company in connection with a Change of Control (as defined) and he is not offered a position with the acquirer with similar responsibilities or if he initially is offered and accepts a position with the acquirer but is terminated without Cause within 12 months after accepting such position, then, in lieu of any other severance payment under his employment agreement, the Company shall pay Mr. Duerk a severance and non-competition payment equal to one and one half times his base salary at the time of termination in 18 equal monthly installments, plus 18 months of health care continuation payments. All cash payments and health care continuation payments shall cease in the event of competitive employment. Such payments shall be mitigated by 50% of “severance period earnings” in the event of non-competitive employment with annual compensation up to $50,000 and shall cease altogether in the event of such annual compensation exceeding $50,000.

   Crowley Agreement

     Under his severance agreement with the Company, if Mr. Crowley is terminated by the Company other than for Cause, death or Disability within 24 months following a Change of Control (including a termination by Mr. Crowley by reason of a Constructive Termination) (all the foregoing capitalized terms as defined in Mr. Crowley’s severance agreement), Mr. Crowley is entitled to a severance payment equal to his annual base salary in effect at the effective date of termination, payable in twelve equal monthly installments following termination.

Management Incentive Plan

     Messrs. Corey, Menezes, Duerk and Crowley each received bonuses for the fiscal year ended March 29, 2003 under the Management Incentive Plan. See the Summary Compensation Table and “ – Employment Agreements” above and “The Compensation Committee Report on Executive Compensation” below for additional information concerning the Management Incentive Plan.

Severance Program

     See “– Employment Agreements” above for additional information concerning severance arrangements applicable to the Named Executives.

Director Compensation

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive an annual retainer of $20,000, plus an additional $10,000 for Mr. Wetzel as Board Chairman and an additional $5,000 each for committee chairmen. They also each receive attendance fees ranging from $500 to $1,250 for attendance at Board and committee meetings attended by telephone or in person. Finally, directors receive additional compensation at a rate of $1,750 per day for special assignments, not including attendance at Board and committee meetings. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

     Each non-employee director received an option grant under the Option Plan immediately following its approval by the stockholders (for 10,000 shares to Mr. Wetzel, as Chairman, and 7,500 shares to each of the other non-employee directors). The exercise price for the shares of Common Stock subject to these options is the fair market value of the shares on the date of grant ($8.75 per share), subject to adjustment to $.01 per share in the event of a change of control as described in the option agreements. In April 2002, each non-employee director received an additional option grant (for 10,000 shares to Mr. Wetzel, as Chairman, and 7,500 shares to each of the other non-employee directors). The exercise price for the shares of Common Stock subject to these options is the per share price determined to be their fair market value as of the date of grant ($6.71 per share).

     The Compensation Committee and the Board of Directors are currently in the process of evaluating, with the assistance of the Company’s outside consultants, possible changes to compensation arrangements for the Company’s directors. No final determinations have been made in that regard, however, as of the date of this Proxy Statement.

Indemnification Agreements

     The Company’s officers and directors are also party to indemnification agreements with the Company providing them with certain additional protections in addition to those under the Company’s certificate of incorporation and bylaws and under the Company’s directors’ and officers’ liability insurance.

Compensation Committee Interlocks and Insider Participation

     From the Emergence Date through the fiscal year ended March 29, 2003, Messrs. Goldfarb, Waide and Wetzel served as the Company’s Compensation Committee. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Performance Graph

     The following graph compares the cumulative total stockholder return on the Common Stock for the period from February 1, 2001 (the date trading activity was first reported for the Company’s Common Stock following the Emergence Date) through March 29, 2003 with the cumulative total return of the Russell 2000 Index and the S&P Auto Parts and Equipment Index (U.S.). The Company is no longer using the Nasdaq Composite Index, which was last used by the Company in the fiscal year ended March 27, 1999, as a measure for comparison because the Company has been delisted from Nasdaq. (As a result of the Chapter 11 Cases, comparisons of the Company’s stock performance versus such indices including the period prior to the Emergence Date are not meaningful.) The graph assumes that the value of the investment in the Common Stock was $100 on February 1, 2001, and that all dividends were reinvested.

COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
AMONG SAFETY COMPONENTS INTERNATIONAL, INC., THE RUSSELL 2000 INDEX
AND THE S & P AUTO PARTS & EQUIPMENT INDEX

Total Return Analysis	2/01/01	3/01	3/02	3/03

Safety Components International, Inc.	100.00	1,828.99	3,891.18	4115.23
Russell 2000	100.00	88.87	101.30	73.98
S&P Auto Parts & Equipment	100.00	96.73	125.13	78.06

*     $100 invested on 2/1/01 in stock or on 1/31/01 in index — including reinvestment of dividends. Fiscal year ending March 29.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

     It should be noted with respect to the foregoing analysis (i) that the Company’s Common Stock is very thinly traded, when at all, and (ii) that the time period for measurement of stockholder returns is relatively short. The foregoing should not be taken as an indication of realizable returns on the Company’s Common Stock either now or in the future.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy and Policy

     The Compensation Committee’s policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Company. Under this approach, the attainment of yearly growth in operating income and return on assets is compensated through yearly bonuses. Long-term performance of the Company has been rewarded through the grant of stock options under the Option Plan. Such performance-based compensation is in addition to executives’ yearly base salaries, which are determined in a manner intended to be competitive with companies which are similarly situated to the Company.

     The Compensation Committee awards annual bonuses to the officers, along with other key employees, under the Management Incentive Plan primarily based on pre-determined target levels of operating income and return on assets. In determining annual bonuses, if any, in addition to those based on such pre-determined target levels, the Compensation Committee also considers discretionary awards based on outstanding achievement in other areas. For example, the Company has historically considered the contributions made by its executive officers in diversifying the Company’s customer base, attaining major new customers, identifying appropriate acquisition candidates and the consummation of significant financing transactions of the Company.

     Upon the Company’s emergence from the Chapter 11 Cases in October 2000, the Company’s Management Incentive Plan for the benefit of the Company’s key executive officers and certain other management level employees (combining the Senior Management Plan and the Management Incentive Plan that were in effect prior to the Chapter 11 Cases) continued in effect, including the target performance levels established for the 2001 fiscal year. For subsequent periods, including the 2003 and 2004 fiscal years, the Compensation Committee has had and expects to continue a similar form of Management Incentive Plan, but with more emphasis on target performance levels for the Company’s consolidated operating income and return on assets, to promote the achievement of corporate-wide goals.

     The Compensation Committee continues to believe that, since the long-term performance of the Company is reflected in the value of the Company’s Common Stock, the grant of stock options can generally be an appropriate method of compensating executives for the long-term performance of the Company. The Compensation Committee believes that the grant of stock options can be effective to align the interests of the executives with those of the Company’s stockholders. With respect to the grant of stock options granted by the Company to date, the Compensation Committee has determined the recipients and size of the grants consistent with these principles and based on the employee’s performance and position with the Company. The Company has generally utilized vesting periods to encourage executives to continue in the employ of the Company. In light of the thin trading market for the Company’s Common Stock, the Compensation Committee is in the process of evaluating, but has not yet made a final determination concerning, possible alternatives to stock options with respect to a long-term incentive compensation plan for its executive officers and other key management personnel for fiscal 2004 and subsequent years.

     As a result of the Chapter 11 Cases, the Company’s prior stock option and stock appreciation rights plans were dissolved and options and SARs granted thereunder were cancelled. The Company’s current stock option plan, the Option Plan, was adopted and approved in May 2001. In May 2001, the Compensation Committee approved the grant of options to purchase a total of 324,900 shares of Common Stock to the Company’s executive officers under the Option Plan.

     In April 2002, the Compensation Committee approved the grant of options for an additional 97,300 shares of Common Stock to executive officers under the Option Plan. A total of 205,400 shares remain eligible for future grants under the Option Plan. The Board of Directors has the right, subject to requisite stockholder approval, to increase the number of shares of the Company’s Common Stock issuable under the Option Plan.

Compensation of the Chief Executive Officer

     Mr. Corey has served as the Chief Executive Officer of the Company since the Company’s emergence from the Chapter 11 Cases in October 2000 and currently serves pursuant to an employment agreement that became effective as of May 18, 2001. In approving his employment agreement, the Compensation Committee considered, among other things, Mr. Corey’s experience, background, strong performance record and the compensation packages paid to similarly situated Chief Executive Officers. The employment agreement provides for a base salary for the first year of the term of $315,000, subject to annual increase as determined by the Compensation Committee of the Board of Directors (increased to $338,000 in fiscal 2004). In addition to the base salary, the employment agreement provides for an annual incentive bonus under the Company’s Management Incentive Plan or in accordance with a formula or other bonus plan to be established by the Compensation Committee in advance of each fiscal year. Mr. Corey was awarded options to purchase 173,200 shares of Common Stock in May 2001 and options to purchase an additional 46,800 shares of Common Stock in April 2002. See “Executive Compensation – Employment Agreements – Corey Agreements.”

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation over $1,000,000 paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not constitute “applicable employee remuneration” (as defined for purposes of Section 162(m) of the Code) subject to the deduction limit if certain requirements are met. The Compensation Committee’s policy is to attempt to comply with such limitations to the extent practicable. However, the Compensation Committee has also determined that some flexibility is required, notwithstanding these limitations, in negotiating and implementing the Company’s incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative criteria or otherwise establish incentive programs outside of the requirements of Section 162(m), in its discretion, from time to time. The Compensation Committee does not believe that the applicable remuneration to be paid to the Chief Executive Officer or such other highly compensated executives for the 2004 fiscal year will exceed the deduction limit set by Section 162(m).

Compensation Committee:

Andy Goldfarb Ben E. Waide III Carroll R. Wetzel Jr.

CERTAIN TRANSACTIONS

     During the Company’s last fiscal year, except as may otherwise be described herein, there were no transactions occurring or relationships that existed between the Company and its officers, directors or 5% stockholders that require disclosure under SEC regulations.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted on February 13, 2001, a copy of which was attached as Annex A to the proxy statement for the Company’s 2001 Annual Meeting of Stockholders. This report reviews the actions taken by the Audit Committee with regard to the financial reporting process during the fiscal year ended March 29, 2003 and particularly with regard to the Company’s audited consolidated financial statements as of March 29, 2003 and March 30, 2002 and for the three years ended March 29, 2003.

     The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates.

     The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met eight times during the fiscal year ended March 29, 2003.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, rather than just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures required of auditors by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during the fiscal year ended March 29, 2003 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

     Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of its financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003 for filing with the SEC. The Audit Committee also recommended to the Board of Directors that the Company retain Deloitte & Touche LLP as its independent auditors for the fiscal year ending March 27, 2004.

Audit Committee:

W. Allan Hopkins Ben E. Waide III Carroll R. Wetzel Jr.

ITEM 2. RATIFICATION OF AUDITORS

     Upon recommendation of its Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 27, 2004. Although stockholder approval of the Board’s appointment of Deloitte & Touche is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved by a majority of the shares of Common Stock present at the Annual Meeting, the Board will reconsider its selection of Deloitte & Touche. If Deloitte & Touche’s appointment as the Company’s independent auditors is approved by the stockholders, the Board nevertheless retains the discretion to select different auditors in the future, should the Board then deem such selection to be in the Company’s best interest. Any such selection need not be submitted to a vote of stockholders.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders.

     The persons named in the enclosed proxy intend to vote for the ratification of Deloitte & Touche’s appointment as the Company’s independent auditors, unless you indicate on the proxy card that your shares should be voted otherwise.

     The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche’s appointment as the Company’s independent auditors.

Services and Fees of Deloitte & Touche

     Audit Fees. Deloitte & Touche’s fees and expenses were $309,800 in connection with their audit of the Company’s annual financial statements for the fiscal year ended March 29, 2003 and their audits of foreign subsidiary statutory reports for their respective fiscal years ended on December 31, 2002 and March 29, 2003, and their reviews of the Company’s quarterly financial information during the fiscal year ended March 29, 2003. Deloitte & Touche’s fees and expenses were $311,300 in connection with their audit of the Company’s annual financial statements for the fiscal year ended March 30, 2002 and their audits of foreign subsidiary statutory reports for their respective fiscal years ended on December 31, 2001 and March 30, 2002, and their reviews of the Company’s quarterly financial information during the fiscal year ended March 30, 2002.

     Audit-Related Fees. Deloitte & Touche billed the Company $66,000 in fees and expenses for audit-related services traditionally provided by auditors other than those included under Audit Fees for the fiscal year ended March 29, 2003 and $67,200 for the fiscal year ended March 30, 2002.

     Tax Fees. Deloitte & Touche’s fees for domestic and international income tax services and consultation were $337,100 for the fiscal year ended March 29, 2003 and $314,000 for the fiscal year ended March 30, 2002, including $130,000 in fiscal 2003 and $174,200 in fiscal 2002 in connection with a comprehensive analysis of the Company’s international tax structure and steps toward implementation of structural changes approved by management.

     All Other Fees. Deloitte & Touche billed the Company $72,600 for the fiscal year ended March 29, 2003 and $59,000 for the fiscal year ended March 30, 2002.

     The Audit Committee has determined that the provision by Deloitte & Touche of non-audit services to us in the fiscal year ended March 29, 2003 is compatible with Deloitte & Touche maintaining their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934, as amended, and regulations thereunder, to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. To the Company’s knowledge, based on the Company’s review of the copies of such reports it has received, each of the Company’s directors and executive officers identified above inadvertently failed to file a Form 5 report for fiscal 2003 reflecting a grant of options by the Company during the year (prior to August 29, 2002), but subsequently reported such transaction on Form 4. To the Company’s knowledge, no Form 4 or Form 5 was filed by Putnam (as defined below) in connection with a sale of shares and its status as a 10% stockholder of the Company, although Putnam has indicated that such filings are not required.

OTHER BUSINESS

     The Board of Directors of the Company currently knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next annual meeting of the Company’s stockholders must be received by the Company for inclusion in the Company’s 2004 Annual Meeting Proxy Statement and form of proxy by May 20, 2004 in accordance with the SEC’s Rule 14a-8(e), promulgated under the Exchange Act. Pursuant to the Company’s bylaws, notice of a stockholder proposal submitted outside the processes specified by said Rule 14a-8 will be considered untimely following the later of the 60th day prior to such meeting or the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. The Company will announce such meeting date and the date it intends to print and mail the related proxy materials as soon as practicable following the determination of such dates by the Board.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003 (without exhibits), including the consolidated financial statements and schedules thereto, is being furnished simultaneously herewith. Such Annual Report is not to be considered a part of this Proxy Statement.

COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. Directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communications. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for any attendant expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors,

Brian P. Menezes
Secretary

Dated: September 12, 2003
Greenville, South Carolina

PROXY

SAFETY COMPONENTS INTERNATIONAL, INC.
ANNUAL MEETING, OCTOBER 14, 2003

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Carroll R. Wetzel, Jr. and John C. Corey as Proxies, each with full power to appoint his substitute, and hereby authorizes either or both of them to appear and vote as designated below, all shares of Common Stock of Safety Components International, Inc. held of record by the undersigned on September 3, 2003, at the Annual Meeting of Stockholders to be held October 14, 2003, and any adjournments thereof.

THE UNDERSIGNED HEREBY DIRECTS THIS PROXY TO BE VOTED AS FOLLOWS:

1)	PROPOSAL TO ELECT AS CLASS II DIRECTORS THE NOMINEES OF THE BOARD OF DIRECTORS LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW).

☐	FOR ALL	☐	WITHHOLD FOR ALL	CLASS II NOMINEES:
	NOMINEES		NOMINEES
BEN E. WAIDE III
CARROLL R. WETZEL, JR

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE ABOVE LISTED NOMINEES, PLEASE STRIKE A LINE THROUGH THAT INDIVIDUAL’S NAME.)

2)	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 27, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION, THE NAMED PROXIES MAY VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING PROXY STATEMENT DATED SEPTEMBER 12, 2003.

(Please Sign and Date the Other Side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE STOCKHOLDER’S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT OF MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

Date:

Signature of stockholder

Signature if held jointly

NOTE: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF A CORPORATION OR PARTNERSHIP, PLEASE SIGN IN CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED PERSON.